Exhibit 10.1

AMENDMENT NO. 1
to
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amendment No. 1 (this “Amendment”) is September 16, 2021 and effective as of August 12, 2021, between Enstar Group Limited, a Bermuda corporation (“Company”) and Orla M. Gregory (“Executive”) and amends the Amended and Restated Employment Agreement between Company and Executive entered into January 21, 2020 (the “Current Employment Agreement”).
BACKGROUND
WHEREAS, Company and Executive have agreed that Executive will serve in the additional capacity as Acting Chief Financial Officer of Company until further notice, and wish to amend the Current Employment Agreement to reflect this arrangement.
AND WHEREAS, Company and Executive agree to further amend the Current Employment Agreement to ensure its compliance with the Employment Act 2000, as recently amended.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
AMENDED AND ADDITIONAL TERMS
1.Additional Temporary Capacity as Acting CFO. Effective as of the date of this Amendment, Executive has agreed to serve in the additional temporary capacity as Acting Chief Financial Officer of Company, which capacity shall also include service as the “principal financial officer” of Company under applicable U.S. Securities and Exchange Commission rules and regulations. While serving in this additional temporary capacity, Executive shall perform such duties and shall have such authority consistent with the position of “Chief Financial Officer” as may from time to time be specified by the Chief Executive Officer of Company, acting reasonably. While serving in this additional temporary capacity, Executive’s title shall be “Chief Operating Officer and Acting Chief Financial Officer.”

2.Remain as Chief Operating Officer. Executive’s capacity and duties as Chief Operating Officer of Company as set forth in the Current Employment Agreement shall continue to apply as set forth therein.

3.Anticipated Tenure. Executive’s role as Acting Chief Financial Officer is intended to be temporary while Company selects its next full-time Chief Financial Officer, although the parties acknowledge that the exact duration of such service is not yet known. Accordingly, Executive agrees to continue in such capacity at the pleasure of Company’s Board of Directors, provided that such capacity shall not extend beyond the term of the Current Employment Agreement. Effective immediately upon designation by Company’s Board of Directors, Executive’s title will be restored to Chief Operating Officer (removing the additional title as Acting Chief Financial Officer) and Executive agrees to sign and date an amendment to the Current Employment Agreement to effect such change. Executive and Company acknowledge that the definition of “Good Reason” set forth in Section 4.4(c) shall not apply to such anticipated future change related to Executive no longer serving as Acting Chief Financial Officer nor will Executive be entitled to any compensation or damages of any kind for the removal of the additional title.

4.No Changes to Compensation. There shall be no changes to Executive’s compensation and benefits under the Current Employment Agreement, which shall remain in full force and effect.

5.Normal Office Hours. Normal office hours are from 9:00 a.m. to 5:00 p.m., Monday to Friday, with a 1 hour lunch break. However Executive is expected to work such additional hours of work as may from time to time be reasonably required to carry out Executive’s duties. Executive’s Base Salary has been calculated to reflect the fact that Executive’s regular duties are likely to require Executive to work, on occasion, longer hours than the normal office hours. Executive is therefore not entitled to any overtime pay or time off in lieu in respect of hours worked in excess of 40 hours per week.

6.Sick Leave. Executive is entitled to 12 days of paid sick leave per calendar year when unable to work due to sickness or injury. If Executive is out of work sick or injured for two or more consecutive days, a doctor’s certificate is required. Sick leave days may not be carried over into subsequent years.

7.Performance Bonus. The following wording is added to the end of clause 3.2 of the Current Employment Contract:
“Subject to clauses 4.4(a)(v) and 4.5(a)(v), Executive shall not be eligible to receive any performance bonus or bonus payment or additional equity or other incentive awards if, on the date such bonus or bonus payment or equity or award is or would be payable or awarded, she is under notice of termination (regardless of whether Company or Executive has given such notice), she is on garden leave or if her employment has terminated or has already terminated.”
8.Notice of Early Termination.

(a)To the extent that clause 4.3 of the Current Employment Contract concerns termination by Executive without Good Reason, clause 4.3 is amended to require Executive to give 6 months written notice to terminate her employment without Good Reason. The remainder of the clause, including that which concerns termination by Company for Cause (immediately and without notice), remains unchanged.

(b)If, prior to the expiry of the Term, Company terminates Executive’s employment for any reason other than Cause or the death or disability of Executive, Company must give Executive 6 months written notice of termination. Executive’s entitlements in such event are set out in clause 4.4 or clause 4.5 (as applicable) of the Current Employment Agreement and are not amended by this Amendment save that:
i.The amount payable pursuant to clauses 4.4(a)(ii) or 4.5(a)(ii) (as applicable) of the Current Employment Agreement shall be reduced by an amount equal to any amounts (including salary and other remuneration, including but not limited to pension and social insurance payments, and whether or not paid by way of payment in lieu of notice, and including any payment in lieu of accrued but untaken holiday) that have been earned by Executive between the date Company gives Executive notice of termination and the date of termination.
ii.The continuation of the medical benefits coverage in accordance with clauses 4.4(a)(iii)(A) or 4.5(a)(iii)(A) (as applicable) of the Current Employment Agreement shall be calculated from the date Company gives written notice of termination and not the date Executive is terminated.
iii.The outstanding equity incentive awards referred to in clauses 4.4(a)(iv) or 4.5(a)(iv) (as applicable) of the Current Employment Agreement shall vest and be exercisable on the date Company gives written notice of termination and not the date of termination.
iv.In the event that the year that notice of termination is given is different from the year in which Executive’s employment terminates, the calculation of any bonus payable under clauses 4.4(a)(v) or 4.5(a)(v) (as applicable) shall be calculated in respect of the year in which notice of termination is given and not the year in which Executive’s employment terminates.

(c)Company may, in its sole discretion, terminate Executive’s employment with a payment in lieu of notice (irrespective of whether Executive or Company gives notice to terminate and for whole or part of the notice period).

(d)If Executive or Company give notice of early termination, or during any period of employee consultation prior to giving such notice of early termination, Executive shall comply with any direction by Company that Executive:
i.shall perform no or limited duties during all or part of Executive’s notice period;
ii.shall refrain from contacting any of Company’s clients, customers, suppliers, agents, professional advisors or employees;
iii.shall not enter all or any premises of Company and/or or shall work from the location determined by Company (including but not limited to Executive’s home); and/or
iv.shall immediately resign, without any claim for compensation, as a director or officer of Company or any of its affiliates as may be requested and should Executive fail to do so, Company is hereby irrevocably authorized to execute and deliver on Executive’s behalf a letter of resignation.
Executive must remain available during normal office hours, unless on agreed vacation, should Company require any work to be undertaken. This shall not affect Company’s right to suspend Executive during any period in which it is carrying out a disciplinary investigation into any alleged acts or defaults against Executive. During any period of garden leave, or suspension, Executive will continue to owe a duty of good faith and fidelity to Company. If Company invokes this clause, the period of any applicable restrictive covenant as described in Exhibit A to the Current Employment Contract shall be reduced one day for each day Executive is placed on garden leave.
9.Statement of Employment. The Current Employment Contract, together with any subsequent amendments (including this Amendment and its Appendix), comprise Executive’s statement of employment pursuant to section 6 of the Employment Act 2000 (the “Act”). Further particulars regarding Executive’s statutory rights are contained in the Appendix to this Amendment. These further particulars do not comprise contractual terms but are statutory rights only and are required to be stated in Executive’s statement of employment pursuant to section 6 of the Act.

10.Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile or PDF signatures shall be deemed as effective as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

ENSTAR GROUP LIMITED

By: /s/ Paul O’Shea
Name: Paul O’Shea
Title: President

/s/ Orla M. Gregory
Orla M. Gregory

APPENDIX

Please see below the further particulars required to be stated in Executive’s statement of employment pursuant to section 6 of the Employment Act 2000, as amended from time to time.

1.Dress Code:	Executive shall adhere to a policy of business casual dress.
2. Rest Days:	Executive is entitled to a rest period of at least 24 consecutive hours in each week.
3. Meal Breaks:	Executive is not required to work for more than five hours continuously without a meal break of at least 30 minutes. Executive is not be required to perform any work during her meal break without her consent.
4. Disciplinary and Grievance Procedures:	Executive is referred to the Employee Handbook for details of Company’s non-contractual disciplinary and grievance procedures.
5. Statement against Bullying and Sexual Harassment:	Company has in place a statement against discrimination, harassment, sexual harassment and bullying, as updated from time to time. This statement, which does not form part of Executive’s Current Employment Contract (as subsequently amended), is accessible via the Company’s intranet/ or by request to HR and is found in the Employee Handbook.